UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 28, 2012

GeoPetro Resources Company
(Exact name of registrant as specified in its charter)

California	001-16749	94-3214487
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

150 California Street, Suite 600
San Francisco, CA  94111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (415) 398-8186

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 28, 2012, GeoPetro Resources Company (the “Company”) received notice from the NYSE MKT LLC (the “Exchange”) indicating that the Company is not in compliance with one of the Exchange’s continued listing standards. Specifically, the Exchange has notified the Company that it is not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

In order to maintain the listing of the Company’s common stock on the Exchange, the Company must submit a plan to the Exchange by July 30, 2012, addressing how the Company intends to regain compliance with Section 1003(a)(iv) by September 28, 2012 (the “Plan Period”). The Company intends to submit such a plan by July 30, 2012. If the Exchange accepts the plan, then the Company may be able to continue the listing of its common stock on the Exchange during the Plan Period, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the plan. If the Company fails to submit a plan acceptable to the Exchange or if the Company is not in compliance with the continued listing standards of the Exchange’s Company Guide by September 28, 2012, or if the Exchange determines that the Company is not making progress consistent with the plan during the Plan Period, then the Exchange will initiate delisting proceedings as appropriate.

On July 5, 2012, the Company issued a press release announcing its receipt from the Exchange of notice of the Company’s failure to satisfy the above-referenced continued listing standard. The full text of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit 99.1     Press Release, dated July 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPETRO RESOURCES COMPANY

Date: July 5, 2012	By:	/s/ Stuart J. Doshi
Stuart J. Doshi, President, Chief Executive Officer and Chairman